Exhibit 10.9
QUANEX BUILDING PRODUCTS
SUPPLEMENTAL EMPLOYEES RETIREMENT PLAN

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TABLE OF CONTENTS
(continued)

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ARTICLE I
NAME AND PURPOSE
     This agreement by Quanex Building Products Corporation (the “Company”),
     Quanex Corporation (“Quanex”) previously established the Quanex Corporation Supplemental Benefit Plan (the “Prior Plan”) to provide a retirement pay supplement for a select group of management or highly compensated employees so as to retain their loyalty and to offer a further incentive to them to maintain and increase their standard of performance. The Prior Plan was adopted effective February 28, 1980 and amended and restated October 22, 1981, November 1, 1988, June 1, 1999, January 1, 2004 and January 1, 2005.
     In connection with the transactions contemplated by the Distribution Agreement dated as of December 19, 2007 among Quanex Corporation, Quanex Building Products Corporation LLC, and Quanex Building Products Corporation (the “Distribution Agreement”), Quanex, Quanex Building Products Corporation LLC (the “LLC”) and the Company determined to spin-off from the Prior Plan a mirror image pension plan for the exclusive benefit of employees previously employed by Quanex in connection with its Building Products businesses and the employees of the corporate office of Quanex who are employed by the LLC or the Company at or after the “Distribution” (as defined in the Distribution Agreement). In connection with the Distribution, the Company assumed the sponsorship of the spun-off portion of the Prior Plan.
     Effective as of, and contingent upon, the closing of the Distribution (the “Effective Date”), the LLC and the Company agree that the spun-off portion of the Prior Plan shall be amended and restated as the “Quanex Building Products Corporation Supplemental Employees Retirement Plan” (the “Plan”) as set forth herein.
     Except as may be otherwise provided herein, the terms used in the Plan shall have the meanings specified in the Qualified Plan.

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ARTICLE II
DEFINITIONS AND DESIGNATIONS
     2.01 “Actuarial Equivalent” means equality in value of the aggregate amounts expected to be received under different forms of payment calculated utilizing the mortality and interest rate assumptions specified in the Qualified Plan at the time of the calculation.
     2.02 “Affiliate” means all business organizations which are members of a controlled group of corporations (within the meaning of section 414(b) of the Code), or which are trades or businesses (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code), or which are members of an affiliated service group of employers (within the meaning of section 414(m) of the Code), which related group of corporations, businesses or employers includes Quanex.
     2.03 “Applicable Covered Employee” means any of the following:
     (a) a Covered Employee of Quanex;
     (b) a Covered Employee of an Affiliate; and
     (c) a former employee who was a Covered Employee at the time of termination of employment with Quanex or an Affiliate.
     2.04 “Board” means the Board of Directors of the Company.
     2.05 “Change in Control” means the occurrence of any of the following after the Effective Date:
     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a) of this Section 2.05, the following acquisitions shall not constitute a Change in Control of the Company: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.05; or

     (b) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or
     (c) the consummation of (xx) a reorganization, merger or consolidation or sale of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 80 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or
     (d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     Notwithstanding the foregoing, for purposes of a distribution from the Plan, including upon a termination of the Plan, the term “Change of Control” shall means a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as described in Section 409A of the Code.
     2.06 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     2.07 “Committee” means the Committee established under Article IX to administer the Plan.
     2.08 “Company” means Quanex Building Products Corporation.
     2.09 “Covered Employee” means an individual (i) described in section 162(m)(3) of the Code or (ii) subject to the requirements of Section 16(a) of the Securities Act.
     2.10 “Disability” shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.
     2.11 “Early Retirement Date” means the first day of any month after a Participant’s attainment of age 55 and the completion of five years of Service.
     2.12 “Earnings” means all wages as defined in section 3401 of the Code (for purposes of income tax withholding) for services rendered in the course of employment with the Company; modified by excluding reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, welfare benefits, BeneFlex dollars under the Company’s medical reimbursement plan, Incentive Bonuses and restricted stock awards and stock options; and modified further by including elective contributions under a cafeteria plan maintained by the Company that is governed by section 125 of the Code and elective contributions to any plan maintained by the Company that contains a qualified cash or deferred arrangement under section 401(k) of the Code. For purposes of this Section, the term “Company” includes Quanex Corporation and its Affiliates.
     2.13 “Effective Date” has the meaning ascribed to it in Article I of the Plan.
     2.14 “Employee” means any person hired by the Company who is receiving remuneration in the form of a salary for personal services rendered to the Company.
     2.15 “Final Average Earnings” means the highest monthly average of a Participant’s Earnings which is produced by averaging his Earnings and Incentive Bonuses over any 36 consecutive month period during the 60 consecutive month period immediately preceding the date of the Participant’s Separation From Service. However, for the purposes of this definition, no more than three Incentive Bonuses shall be taken into account in calculating a Participant’s earnings over any 36 consecutive month period.
     2.16 “Forfeiting Act” means the Participant’s fraud, dishonesty, willful destruction of Company property, committing of a felony, revealing Company trade secrets, acts of competition against the Company or acts in aid of a competitor of the Company.
     2.17 “Incentive Bonus” means any annual cash-based incentive bonus compensation earned under the Company’s 2008 Omnibus Incentive Plan (or any successor plan awarding such compensation) and, if applicable, Quanex’s Employeee Incentive Compensation Plan (or any predecessor plan awarding such compensation) and 2006 Omnibus Incentive Plan (or any predecessor plan awarding such compensation), whether or not deferred under the Company’s deferred compensation plan(s) or Quanex’s deferred compensation plan(s). An Incentive Bonus does not include any form of long-term incentive bonus.
     2.18 “Normal Retirement Date” means the first day of the month coincident with or next following a Participant’s 65th birthday.
     2.19 “Participant” means an Employee designated by the Board as eligible for participation in the Plan, and who meets the requirements of Article III.
     2.20 “Plan” means the Quanex Building Products Corporation Supplemental Employees Retirement Plan.
     2.21 “Plan Year” means the period commencing on November 1 and ending on October 31.
     2.22 “Qualified Plan” means the Quanex Building Products Group Salaried and Nonunion Employee Pension Plan (or its predecessor or successor plan) maintained by the Company which is intended to meet the requirements of section 401(a) of the Code.
     2.23 “Qualified Plan Benefit” means the aggregate of all benefits which would be payable to the Participant from the Qualified Plan payable on or after his Normal Retirement Date. In calculating the amount of the Qualified Plan Benefit, for the purposes of the Plan the following shall apply:
     (a) If the normal form of benefit of the Qualified Plan is other than a straight life annuity, the benefit shall be expressed in the form of a straight life annuity by using the actuarial assumptions contained in the Qualified Plan.
     (b) If benefits under the Qualified Plan are paid or are payable to the Participant prior to the date his benefits commence under the Plan, the Actuarial Equivalent of such benefits as of his Normal Retirement Date (as defined in the Qualified Plan) shall be used.

     (c) The amount of a Participant’s Qualified Plan Benefit shall be determined based on the provisions of the Qualified Plan as in effect on the date his benefits under the Plan are determined.
     (d) The amount of a Participant’s Qualified Plan Benefit shall be determined by disregarding any offset for benefits payable under a terminated retirement plan that was previously maintained by the Company or one of its Affiliates.
     2.24 “Restricted Period” means, for any qualified defined benefit plan sponsored by Quanex or an Affiliate, any period during which the plan is in at-risk status as described in section 409A of the Code.
     2.25 “Service” means service for purposes of the Qualified Plan. In determining a Participant’s Service, all years of Service after the Participant’s date of hire shall be taken into account.
     2.26 “Social Security Benefit” means, for all purposes other than determining the Disability benefit, the monthly amount payable commencing on the later of the Participant’s 65th birthday or the date of his Separation From Service under the provisions of Title II of the Social Security Act. Such benefit shall be determined based on (1) the Participant’s average monthly wage or indexed earnings (as defined in the Social Security Act, as amended) on the date of his Separation From Service, computed under the Social Security Act as in effect on the January 1 of the calendar year in which benefits are determined and using the Participant’s annual total wages from the Company for the prior calendar year, as defined in section 3121(b), assuming his wages increased prior thereto at the rate of increase in the average per worker total wages reported by the Social Security Administration, and assuming continuation of such wages without increase thereafter until his Separation From Service (with no wages thereafter); and (2) the Table of Primary Social Security Benefits under the Social Security Act as in effect on the January 1 of the calendar year in which his Separation From Service actually occurs. “Social Security Benefit” means, for purposes of determining a Disability benefit, any actual disability benefit for which the Participant is eligible under Title II of the Social Security Act.
     2.27 “Separation From Service” means a Participant’s complete separation from service with the Company and all of its Affiliates. The determination of whether a Participant incurs a Separation From Service will be determined in accordance with section 409A of the Code.

ARTICLE III
PARTICIPATION
     3.01 Eligibility to Participate. An Employee shall become eligible to become a Participant in the Plan by designation of the Board. The Committee shall notify each Participant of his eligibility. Each designated Employee shall furnish such information and perform such acts as the Committee may require prior to becoming a Participant.
     3.02 Reemployment. Any person who Separates From Service with the Company shall not be eligible to participate in the Plan upon his reemployment by the Company unless the Board so determines. In such event, the Board shall specify whether and under what conditions the person shall receive credit for all or any of his Service completed prior to reemployment.

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ARTICLE IV
RETIREMENT BENEFITS
     4.01 Normal Retirement Benefit. Subject to Article VIII, if a Participant Separates From Service with the Company on or after his Normal Retirement Date, he will be entitled to a monthly benefit payable to the Participant for life only in an amount equal to:
     (a) 2.75 percent of his Final Average Earnings multiplied by his years of Service (not in excess of 20 years), less
     (b) the sum of:
     (1) the Participant’s Qualified Plan Benefit, and
     (2) one-half of the Participant’s Social Security Benefit multiplied by a fraction (which shall not exceed one) the numerator of which is the Participant’s number of years of Service and the denominator of which is 20.
     Notwithstanding any other provision of the Plan, a Participant’s monthly benefit under this Section 4.01 shall not be less than his monthly benefit accrued as of the date of the execution of this Agreement.
     4.02 Deferred Retirement Benefit. If a Participant Separates From Service with the Company on or after his Normal Retirement Date, he will be entitled to a monthly benefit payable to the Participant for life only determined in accordance with the provisions of Section 4.01. The benefit will not be actuarially increased to reflect the later benefit payment date or his shorter life expectancy. In determining a Participant’s deferred retirement benefit, his Service subsequent to his Normal Retirement Date and the computation of his Final Average Earnings shall take into account his Service after his Normal Retirement Date.
     4.03 Early Retirement Benefit. If a Participant Separates From Service with the Company on or after his Early Retirement Date but before age 65, he shall be entitled to a monthly benefit payable to the Participant for life only determined in accordance with the provisions of Section 4.01 based upon his years of Service and Final Average Earnings on the date of his Separation From Service. The monthly amount shall be reduced by five percent for each year (and fractional year) that the Participant’s benefit commencement precedes the Participant’s 65th birthday.
     4.04 Disability Benefit. If a Participant who has completed six months of Service Separates From Service with the Company prior to his Early Retirement Date due to his Disability, he shall receive a monthly Disability benefit, for so long as he has a Disability but no longer than his Normal Retirement Date (on which date the Participant shall be treated as a retiree entitled to benefits under Section 4.01), in an amount equal to:

     (a) 50 percent of the sum of his monthly Earnings in effect at the date of his Disability and the monthly equivalent of the average of his Incentive Bonuses for the prior three Plan Years (or, if the Participant has not received Incentive Bonuses for the prior three Plan Years because he has not completed three full years of Service, the average of the Incentive Bonuses he has received or, if he has not received any Incentive Bonus because he has not completed a full year of Service, the amount of his target Incentive Bonus for theyear in which the Disability occurs), less
     (b) the sum of the following amounts that are actually being paid to the Participant during such month:
     (1) the Participant’s Qualified Plan Benefit;
     (2) the Participant’s Social Security Benefit;
     (3) the Participant’s benefit under the Company’s group long-term disability insurance plan;
     (4) the Participant’s benefit under an individual disability policy provided by the Company, and;
     (5) the Participant’s benefit under the Company’s wage continuation policy plan.
     Upon the occurrence of the Normal Retirement Date of a former Participant with a Disability, he will be entitled to a monthly benefit payable to him for life only determined in accordance with the provisions of Section 4.01. In determining his benefit payable upon the occurrence of his Normal Retirement Date, his Final Average Earnings and his years of Service shall be determined as of the date of his Disability.
     4.05 Deferred Vested Benefit. If a Participant Separates From Service with the Company prior to his Early Retirement Date but has five or more years of Service, he will upon attaining age 55 be entitled to the lump sum Actuarial Equivalent of a monthly benefit payable to the Participant for life only determined in accordance with the provisions of Section 4.01 based upon his years of Service and Final Average Earnings at his Separation From Service. The benefit calculated under Section 4.01 however, shall be reduced, using the factors described in Section 4.03. If the Participant has fewer than five years of Service when he Separates From Service prior to his Early Retirement Date, he shall not be entitled to any benefits under the Plan.
     4.06 Change of Control Benefit. Notwithstanding any other provisions of the Plan, if a Participant’s Separation From Service occurs after a Change of Control, he will be entitled to the lump-sum Actuarial Equivalent of a monthly benefit payable to the Participant for life only determined in accordance with the provisions of Section 4.01 based upon his years of Service and Final Average Earnings at his Separation From Service. The benefit calculated under Section 4.01 shall not be reduced because of the Participant’s age or early payment of his benefit under the Plan. Any benefit paid pursuant to this Section 4.06 shall be in lieu of any other benefit otherwise payable to the Participant under the Plan.
     4.07 Forms of Payment. Subject to the provisions of Section 4.09, a Participant who is entitled to a benefit under Section 4.01, 4.02, or 4.03 may elect, in accordance with procedures established by the Committee, to have his benefit paid in one of the following forms, each of which shall be the Actuarial Equivalent of the Participant’s benefit accrued under Section 4.01, 4.02, or 4.03, as applicable:
     (a) A lump sum payment.
     (b) An optional form of payment permitted under the Qualified Plan.
     (c) Monthly, quarterly, or annual installment payments for a specified number of years (not in excess of 20). Such payments shall be made to the Participant while he is alive, and the balance of the payments shall be paid on an installment basis to his designated beneficiary if he dies prior to the payment of all the installment payments.
     If a Participant fails to make a valid election concerning the form of his payment as required under Section 4.08, his benefit shall be paid in the form of a lump sum.
     All payments under the Plan shall be made in cash.
     4.08 Forms of Payment Elections. A newly eligible Participant may make an initial payment election (an “Initial Payment Election”) within the 30-day period after he becomes eligible to participate in the Plan. The last timely Initial Payment Election received by the Committee shall be irrevocable, unless changed in accordance with this Section. Any Initial Payment Election that is not timely received shall be treated as not having been made and the Participant shall be deemed to have elected a lump sum payment of his or her benefit under the Plan.
     A Participant may elect to change the form of payment of his or her Plan benefits if such election is received by the Committee at least 12 months prior to the date payment of the benefit will be made or commence. Such an election change shall not take effect until at least 12 months after the date on which the change in payment election is received by the Committee and the payment may not be made or commence no earlier than five years following the date on which the payments would otherwise have been made or commenced. A change from one form of an annuity to another form of annuity that is Actuarially Equivalent shall not constitute a change in form of payment and may be made at any time before the payment is to be made or commence.
     Special 409A Transition Election. Pursuant to, and in accordance with, the transition guidance issued by the Internal Revenue Service under section 409A of the Code, and as such guidance was modified by I.R.S. Notice 2007-86, each Participant may elect during 2008, at such time(s) as determined by the management of the Company after consultation with the Compensation Committee of the Company, to change the form of payment election the

Participant previously elected under the Plan including amounts deferred and vested prior to January 1, 2005; provided, that any such election may not permit the payment of any benefit that is payable during 2008 to be deferred to a subsequent year or any benefit that is otherwise payable during a year subsequent to 2008 to be paid in 2008.
     4.09 Lump Sum Payment Of Small Amounts. Notwithstanding any other provision of the Plan, if the present value of a benefit payable under Section 4.01, 4.02, or 4.03 of the Plan is less than or equal to $20,000, such benefit shall be paid in the form of a lump sum in cash.
     4.10 Time of Payment of Benefit.
     The payments provided for Normal Retirement, Deferred Retirement, and Early Retirement shall be paid or commence to be paid on the 90th day after the Participant’s Separation From Service.
     The monthly Disability benefit shall commence being paid on the first day of the month coincident with or next following the Participant’s Separation From Service due to Disability and shall cease with the last payment prior to his recovery or attainment of his Normal Retirement Date. If a former Participant who terminated employment with the Company due to Disability continues to have a Disability until his Normal Retirement Date, the lump sum payment then due shall be paid on his Normal Retirement Date.
     A Participant’s Change of Control benefit shall be payable on the 90th day after the date of his Separation From Service.
     A Participant’s deferred vested benefit shall be payable on the 90th day after the Participant’s Separation From Service.
     Notwithstanding anything to the contrary in this Plan, if an Employee is determined to be a “specified employee” for the year in which the Separation From Service occurs (as determined under Section 409A of the Code) payments due to the Separation From Service of such Employee, excluding due to death or Disability but including due to Retirement, may not be made before the date which is six (6) months after the date of such Employee’s Separation From Service (a “Six-Month Delay”), or, if earlier the former Employee’s death. In the event of a Six-Month Delay, the benefits that would have been paid during such delay if the delay had not been imposed, shall be paid in a lump sum as soon as is administratively practicable following the expiration of the Six-Month Delay and any other benefits to be paid after the end of the Six Month Delay shall be paid in accordance with the terms of the Plan.

ARTICLE V
DEATH BENEFITS
     5.01 In General. The benefits under the Plan payable subsequent to a Participant’s or former Participant’s death shall be limited to those contained in this Article, and shall in any case be subject to Article VII.
     5.02 Death During Employment. If a Participant’s death occurs while he is in the employ of the Company, no death benefit shall be payable under the Plan with respect to the Participant.
     5.03 Death After Separation From Service.
     (a) In General. Except as provided in this Section, no benefits shall be payable to or on behalf of a Participant or former Participant whose death occurs subsequent to his Separation From Service.
     (b) Before Benefits Commence. If a former Participant dies before his benefit is paid or commences to be paid but after his Separation From Service on or after his Normal Retirement Date, his Early Retirement Date or a Change of Control, or after he has become entitled to a deferred vested benefit under Section 4.05, his designated beneficiary, if any, shall be entitled to receive a lump sum benefit equal to the benefit which he would have received had he lived to the date his benefit would have been paid out. If a former Participant dies before his benefit commences to be paid and he was eligible for a Disability benefit, his designated beneficiary, if any, shall be entitled to receive a lump sum benefit which is Actuarially Equivalent to a survivor annuity equal to the survivor portion of a qualified joint and 50 percent survivor annuity as if the former Participant had been entitled to elect and had elected such survivor annuity on the day before his death. The survivor lump sum death benefit shall be payable on the 90th day following the date of the Former Participant’s death. In calculating the survivor portion for the survivor lump sum benefit, the benefit shall be reduced in the same manner it is reduced under Section 4.03, 4.04, or 4.05, whichever is applicable, for payment earlier than Normal Retirement Date. In the event of a Participant’s Separation From Service after a Change of Control, the death benefits payable under this Section 5.03 on his behalf will not be reduced for payment before the Participant’s Normal Retirement Date.
     (c) After Disability Benefits Commence. If a former Participant who is receiving a Disability benefit dies prior to reaching his Normal Retirement Date but while he still has a Disability, his designated beneficiary shall receive a lump sum benefit which is Actuarially Equivalent to the survivor portion of a qualified joint and 50 percent survivor annuity as if the former Participant had been entitled to elect and had elected such survivor annuity on the day before his death. Such benefit shall be payable on the 90th day after his death.

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     (d) After Benefits Under Section 4.01, 4.02 or 4.03 Commence. If a former Participant dies after receiving payments pursuant to Section 4.01, 4.02, or 4.03 of the Plan, his designated beneficiary shall be entitled to receive any death benefit payable under the optional form of payment selected by the former Participant.

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ARTICLE VI
BENEFICIARIES
     6.01 Designation of Beneficiary. Each Participant or former Participant beneficiary(ies) under the Plan shall be the Participant’s beneficiary(ies) designated under the Qualified Plan or, if none, as determined under the terms and provisions of the Qualified Plan.
     6.02 Payment of Benefits Upon Death. If a Participant’s or former Participant’s death occurs prior to payment of his benefit, the benefit payable upon his death, if any, shall be paid to the persons or persons designated as his primary beneficiary, but if the primary beneficiary does not survive him, then to the person or persons designated as the contingent beneficiary. If no primary or contingent beneficiary survives him or if no beneficiary designation is in effect upon his death, then the benefit under Article V shall be paid to his spouse. If his spouse does not survive him, then the benefit shall be paid to his descendants who survive him by right of representation, and if no descendants of the Participant or former Participant survive him, then to his estate.
     6.03 Minors and Persons Under Legal Disability. Payments to a minor or a person under a legal disability shall be made by the Company at the direction of the Committee as follows:
     (a) to the natural or adoptive parents or legal guardian or conservator of such person, or to any other person in loco parentis;
     (b) to a custodian for such person under the Uniform Gifts to Minors Act or Gifts of Securities to Minors Act; or
     (c) by expending amounts directly for the education and support of such person.

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ARTICLE VII
FORFEITURE FOR CAUSE
     Except with respect to persons whose Separations From Service with the Company occur after a Change of Control, notwithstanding any other provision of the Plan to the contrary, in all cases where a written document is executed by the Company expressly making acts of competition against the Company or acts in aid of a competitor of the Company by the Participant or former Participant a Forfeiting Act, if the Participant commits one or more Forfeiting Acts during his employment with the Company or following his Separation From Service, any and all unpaid benefits due the Participant or his designated beneficiary shall be forfeited. This provision shall apply regardless of the date the Company first learns of the occurrence of a Forfeiting Act.

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ARTICLE VIII
AGREEMENT FUNDED THROUGH RABBI TRUST
     The Company shall pay the benefits due the Participants and former Participants under the Plan; however, should it fail to do so when a benefit is due, such benefit shall be paid by the trustee of that certain Trust Agreement entered into, by and between the Company and Bank of America (the “Trust”). In any event, if the Trust fails to pay for any reason, the Company still remains liable for the payment of all benefits provided by the Plan. The Company may contribute at any time and from time to time such assets to the Trust as it, in its sole discretion, shall determine and shall have the right at any time and from time to time to borrow from the Trust the fair market value of assets held in the Trust which are in excess of the net present value of the largest benefit all Participants and former Participants are entitled to under the Plan as of the beginning of the Plan Year during which the loan is made (exclusive of any Disability or death benefit). Any such loan shall be evidenced by an instrument in writing, shall bear interest at such rate as the Company would be required to pay to its prime lender under the same terms (except for the security), shall provide a repayment schedule which would repay but only to the extent of the funds so borrowed, such amount as is necessary to maintain at the beginning of each Plan Year during the existence of the loan, non-borrowed funds in the Trust at a level at least equal to the net present value of all benefits calculated under the preceding sentence and shall provide for prepayment at the Company’s election, without penalty. The above calculations shall use the same actuarial factors set out in the definition of Actuarial Equivalent under Section 2.01. All assets contributed shall be held in and administered according to the terms of the Trust which are incorporated by reference in the Plan for all purposes. However, in no event shall the rights of Participants and former Participants in the assets held by the Trust be greater than the rights of unsecured creditors of the Company. Nothing contained in the Plan or the Trust constitutes a secured promise by the Company that the assets of the Company will be sufficient to pay any benefit to any person.
     Notwithstanding the foregoing, no assets shall be set aside or reserved (directly or indirectly) in a trust (or other arrangement as determined by the Internal Revenue Service), or transferred to a trust or other arrangement established to fund the Company’s obligations under the Plan during any Restricted Period for purposes of paying benefits to an Applicable Covered Employee. The rule contained in the preceding sentence does not apply to assets set aside, reserved or transferred before or after a Restricted Period.

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ARTICLE IX
PLAN COMMITTEE
     9.01 Committee. The Plan shall be administered by the Committee, which shall have three members designated in writing by the Company. Any person may resign from the Committee upon 30 days’ prior notice to the Company and to any other member of the Committee. The Company may remove any member of the Committee by written notice to him and to any other member of the Plan Committee. The Company shall fill any vacancy and shall give written notice thereof to the other members of the Committee. In the interim, the other member(s) of the Committee shall have full authority to act. If, at any time, there are no members of the Committee, then the Board shall serve as the Committee.
     9.02 General Rights, Powers and Duties of Plan Committee. The Committee shall be responsible for the management, operation and administration of the Plan. In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have the following powers and duties:
     (a) to adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;
     (b) to enforce the Plan in accordance with its terms and any rules and regulations it establishes;
     (c) to maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;
     (d) to construe and interpret the Plan and to resolve all questions arising under the Plan;
     (e) to direct the Company to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;
     (f) to employ or retain agents, attorneys, actuaries, accountants or other persons, who may also be employed by or represent the Company, and
     (g) to be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.
     The Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for benefits under the Plan.
     9.03 Rules and Decisions. The Committee may adopt such rules and actuarial tables as it deems necessary, desirable or appropriate. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished to it by a Participant or beneficiary, the Company, and the legal counsel, actuary and accountant for the Company.
     9.04 Committee Procedures. The Committee may act at a meeting or in writing without a meeting. The Committee shall elect one of its members as chairman and appoint a secretary, who may or may not be a Committee member. The Secretary shall keep a record of all meetings and forward all necessary communications to the Company. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Committee shall be made by the vote of the majority, including actions in writing taken without a meeting. A dissenting Committee member who, within a reasonable time after he has knowledge of any action or failure to act by the majority, registers his dissent in writing delivered to the other Committee members and the Company, shall not, to the extent permitted by law, be responsible for any such action or failure to act.
     9.05 Authorization of Benefit Payments. The Committee shall issue directions to the Company concerning all benefits which are to be paid pursuant to the provisions of the Plan. The Company shall furnish the Committee such data and information as it may require. The records of the Company shall be determinative of each Participant’s period of employment, Separation From Service and the reason therefor, leave of absence, reemployment, years of Service, Earnings, and Final Average Earnings. Participants and their beneficiaries shall furnish to the Committee such evidence, data, or information, and execute such documents, as the Committee requests.
     9.06 Application and Forms of Benefits. The Committee may require a Participant or former Participant to complete and file with the Committee an application for retirement benefits and all other forms approved by the Committee, and to furnish all pertinent information requested by the Committee. The Committee may rely upon all such information so furnished it, including the Participant’s or former Participant’s current mailing address.
     9.07 Facility of Payment. Whenever, in the Committee’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct the Company to make payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the Committee may direct the Company to apply the payment for the benefit of such person in such manner as the Committee considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of any liabilities for the making of such payment under the provisions of the Plan.
     9.08 Claims Procedure. The Committee shall make all determinations as to the right of any person to receive benefits under the Plan. Any denial by the Committee of a claim for benefits under the Plan by a Participant, former Participant beneficiary of a former Participant (collectively referred to herein as “Claimant”) shall be stated in writing by the Committee and delivered or mailed to the Claimant on the 90th day after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant on the 90th day after receipt of the claim and the claim shall thereafter be paid on the 180th day after the date of receipt of the initial claim. Such notice shall set forth the specific reasons for the denial, specific reference to pertinent provisions of the Plan upon which the denial is based, a description of any additional material or information necessary for the Claimant to perfect his claim with an explanation of why such material or information is necessary, and an explanation of claim review procedures under the Plan written to the best of the Committee’s ability in a manner that may be understood without legal or actuarial counsel. A Claimant whose claim for benefits has been wholly or partially denied by the Committee may, within 90 days following the date of such denial, request a review of such denial in writing addressed to the Committee. The Claimant shall be entitled to submit such issues or comments, in writing or otherwise, as he shall consider relevant to a determination of his claim, and he may request a hearing in person before the Committee. Prior to submitting his request, the Claimant shall be entitled to review such documents as the Committee shall agree are pertinent to his claim. The Claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that the fees and expenses of such counsel shall be borne by the Claimant. All requests for review shall be promptly resolved. The Committee’s decisions with respect to any such review shall be set forth in writing and shall be mailed to the Claimant on the 60th day following receipt by the Committee of the Claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Committee’s decision shall be so mailed on the 120th day after receipt of such request.
     9.09 Responsibility. No member of the Committee or of the Board shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

ARTICLE X
AMENDMENT AND TERMINATION
     10.01 Amendment. The Plan may be amended in whole or in part by the Company at any time. Notice of any such amendment shall be given in writing to the Committee and to each Participant, former Participant, and beneficiary of a deceased former Participant; provided, however, that no such amendment shall have the effect of reducing that portion of the benefit the Participant or former Participant ultimately becomes entitled to below that amount he would have received for Service to the date of the amendment under the formula set out in the Plan prior to the amendment.
     10.02 Right to Terminate Plan. The Company reserves the right to terminate the accrual or vesting of additional benefits under the Plan by any or all Participants at any time by written notice to the Committee. The Committee shall notify any Participant affected by such termination of such action and its effective date within 30 days after it receives notice from the Company. A Participant whose accrual of additional benefits is terminated shall not lose any previously accrued and vested benefits, and, subject to Article VII, any such vested benefits shall be payable at the time and in the manner provided hereunder. The Board may terminate the Plan within the 30 days preceding or 12 months following a Change of Control, as defined by section 409A of the Code, or as otherwise permitted under section 409A of the Code, and distribute the accrued vested benefits of the Participants’ to Participants in the manner and the time as determined by the Committee, in its sole discretion, subject to the preceding sentence and as permitted by section 409A of the Code.

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ARTICLE XI
MISCELLANEOUS
     11.01 Inalienability of Benefits. The right of any Participant, former Participant or beneficiary to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation, pledge, assignment, garnishment, sequestration or other legal or equitable process. Any attempt to transfer, alienate, pledge, assign or otherwise dispose of such right or any attempt to subject such right to attachment, execution, garnishment, sequestration or other legal or equitable process shall be null and void.
     11.02 No Implied Rights. Neither the establishment of the Plan nor any modification thereof shall be construed as giving any Participant, former Participant beneficiary or other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Company in accordance with the terms and provisions of the Plan.
     11.03 Actions By Company. All actions by the Company under the Plan shall be taken by the Board or by a person or persons designated by the Board.
     11.04 Binding Effect. The provisions of the Plan shall be binding on the Company, the Committee, and all persons entitled to benefits under the Plan, together with their respective heirs, legal representatives and successors in interest.
     11.05 Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine or neuter.
     11.06 Governing Law. The Plan shall be construed and administered according to the laws of the State of Texas.
     11.07 Section 409A. The Plan is intended to be a nonqualified deferred compensation arrangement and is not intended to meet the requirements of section 401(a) of the Code. The Plan is intended to meet the requirements of section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a deferral, accrual, vesting or payment of an amount under the Plan is subject to section 409A of the Code, except as the Committee otherwise determines in writing, the amount will be deferred, accrued, vested or paid in a manner that will meet the requirements of section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the deferral, accrual, vesting or payment shall not be subject to the excise tax applicable under section 409A of the Code. Any provision of the Plan that would cause the deferral, accrual, vesting or payment of an amount under the Plan to fail to satisfy section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of the Plan) to comply with section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and

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other guidance issued under section 409A of the Code. In the event additional regulations or other guidance is issued under section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of section 409A of the Code with respect to the distributions under the Plan, then the provisions of the Plan regarding distributions shall be automatically amended to permit such distributions to be made at the earliest time permitted under such additional regulations, guidance or authority that is practicable and achieves the intent of the Plan prior to its amendment to comply with section 409A of the Code.
     11.08 Amendment and Restatement of the Plan. Except as specifically provided, the amendment and restatement of the Prior Plan effective as of January 1, 2005, and this Plan effective as of the Effective Date shall apply only to amounts deferred and vested on or after January 1, 2005. The provisions of the Prior Plan prior to its amendment and restatement effective as of January 1, 2005 shall apply to any amounts that were earned and vested under the Prior Plan on or before December 31, 2004. The amendment and restatement of the Plan is not intended to be a material modification of the Plan or Prior Plan with respect to amounts deferred and vested on or before December 31, 2004, and, any provision of the Plan that is considered to be a material modification of the Plan or Prior shall be retroactively amended to the extent required to prevent such provision from being considered a material modification of the Plan with respect to such amounts.

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